NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on January 13, 2014, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on December 31, 2013 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between PAA Natural Gas Storage, L.P. and Plains All American Pipeline, L.P., Inc. became effective on December 31, 2013. Each Common Unit Representing Limited Partner Interests of PAA Natural Gas Storage, L.P. was converted for 0.445 of a Common Unit Representing Limited Partner Interests of Plains All American Pipeline, L.P. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on January 2, 2014.